Exhiibit 10.1


                         HDF-CARTRIDGE LICENSE AGREEMENT

This Agreement is entered into as of the 2nd day of March, 2005 (hereinafter called "Effective Date") by and between Nephros, Inc., a Delaware corporation with an office and place of business at 3960 Broadway, New York, NY 10032 (hereinafter called "Nephros") and Asahi Kasei Medical Co., Ltd., a Japanese corporation with an office and place of business at 9-1, Kanda Mitoshirocho, Chiyoda-ku, Tokyo 101-8482, Japan (hereinafter called "Asahi").

                                   WITNESSETH:

WHEREAS, Nephros represents that it owns certain intellectual property rights covering certain technology relating to the mid-dilution hemodiafiltration;

WHEREAS, Nephros and Asahi entered into the "CONFIDENTIALITY AGREEMENT" dated 14 September, 2004 for evaluating the possibility of entering into a license agreement on such technology; and

WHEREAS, as a result of such evaluation, Asahi desires to obtain and Nephros is willing to grant, such license;

NOW, THEREFORE, in consideration of the mutual covenants and obligations assumed by the parties hereto, Nephros and Asahi agree as follows:

Article 1. Definitions
----------------------

For the purposes of this Agreement, the following words and phrases shall have the meanings as shown:

1.1 "Licensed Technology" shall mean the technology relating to a cartridge of single filter type for mid-dilution hemodiafiltration, including without limitation the technology relating to a use of such cartridge in a hemodialysis/hemodiafiltration system. It is confirmed that the technology relating to substitution fluid filter OLpur(TM) H2H(TM) shall not be included in the Licensed Technology.


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

1.2 "Licensed Patents" shall mean (i) all the Japanese patent applications listed in Exhibit 1, and (ii) any Japanese patent application on their improvement or modification, and their issued patents and divisions thereof, which Nephros as of the Effective Date and during the term of this Agreement owns or controls, or under which Nephros as of the Effective Date and during the term of this Agreement shall have the right to grant a sublicense, to the extent covering the Licensed Technology.

1.3 "Licensed Key Patent" shall mean the Japanese patent application listed as the "key patent" in Exhibit 1 and its issued patent and divisions thereof, which Nephros as of the Effective Date owns or controls, to the extent covering the Licensed Technology.

1.4 "Know-How" shall mean all information and improvement or modification in the possession of Nephros as of the Effective Date and during the term of this Agreement, whether or not patentable, constituting materials, methods, processes, techniques and data for the Licensed Technology, which Nephros is free to transfer or disclose without violating existing contractual obligations to third parties including, without limitation, marketing strategies and promotional plans. It is confirmed that the technical matters or items listed in Exhibit 2 shall be included in Know-How.

1.5 "Licensed Cartridges" shall mean the mid-dilution hemodiafiltration cartridges based on the Licensed Technology.

1.6 "Payment Cartridges" shall mean the mid-dilution hemodiafiltration cartridges of the Licensed Cartridges, which are encompassed within the scope of the issued claims of the Licensed Patents as long as the Licensed Key Patent remains in effect.

1.7 "Invalid" shall mean that a decision or judgment that all claims contained within the Licensed Key Patent are invalid or nullified is final and conclusive.

1.8 "Territory" shall mean the geographical country of Japan.

1.9 "MOH" shall mean Ministry of Health, Labor and Welfare of Japan.


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

1.10 "Net Sales" shall mean the prices billed by Asahi to the customer of the Payment Cartridges which are manufactured or had manufactured and sold by Asahi in the Territory, less (i) transportation and insurance charges or allowances, if any included in such price; (ii) discounts allowed, and commissions paid in lieu of trade discounts in amounts customary in the trade; (iii) credits and allowances, if any, given or made on account of the return or rejection of the Payment Cartridges previously delivered or retroactive price reductions, (iv) tax or other governmental charge on sale, transportation or delivery of such Payment Cartridges which is borne by Asahi and (v) the cost of packaging materials of such Payment Cartridges.

1.11 "Government Approval Date" shall mean the date of approval by the MOH set forth in Article 4.1.

Article 2. Grant of License
---------------------------

2.1  Exclusive License
     Nephros hereby grants Asahi an exclusive right and license under the Licensed Patents and Know-How (including that disclosed by Nephros under Article 3) to practice or use the Licensed Technology, including without limitation to manufacture, have manufactured, use, market, distribute and sell the Licensed Cartridges within the Territory and to have the Licensed Cartridges manufactured by Asahi's subsidiary in the People's Republic of China for Asahi's sale in the Territory. Asahi agrees to indemnify Nephros for direct damages to the Licensed Technology of Nephros arising from the manufacture of Licensed Cartridges in the People's Republic of China.
     The term "Asahi's subsidiary" shall mean any corporation or legal entity of which Asahi owns and will own directly or indirectly fifty percent (50%) or more of the issued and outstanding capital stock having the right to vote for the election of directors.
     During the term of this Agreement, Nephros may not exercise or use such right or license in the Territory.


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

2.2  Non-Assertion
     Nephros shall not assert any infringement claims with respect to the Licensed Patents or Know-How against Asahi's customers or users in the Territory.

2.3  Right of First Negotiation
     Before Nephros negotiates with any third party to grant an option or license under its patents and know-how to practice or use the Licensed Technology in any geographical countries of the People's Republic of China, the Republic of Korea (South Korea), Taiwan, Thailand, India, Malaysia, the Philippines, Singapore, Nephros shall offer in writing and negotiate in good faith with Asahi to grant such license. If an agreement of such license in a geographical country is not reached by the parties within ninety (90) days after commencement date of negotiation, Nephros may negotiate with such third party to grant such license in such geographical country.

Article 3. Disclosure of Know-How and Asahi's Improvement
---------------------------------------------------------

3.1 Within ninety (90) days after the Effective Date, Nephros shall disclose to Asahi all Know-How owned by Nephros as of the Effective Date.

3.2 If Nephros develops or obtains any of the Know-How and the Licensed Patents during the term of this Agreement, Nephros discloses to Asahi the same.

3.3 If Asahi develops or obtains any improvement or modification to the Licensed Technology during the term of this Agreement, Asahi may at its discretion disclose to Nephros such improvement or modification. If Nephros requests Asahi to obtain a license of such improvement or modification, Asahi shall, for at least a 90 day period, negotiate with Nephros to grant such license in countries to be negotiated.

Article 4. Approval and Cooperation
-----------------------------------

4.1 When Asahi conducts preclinical and clinical trial(s) of the Licensed Cartridges and makes all regulatory submissions necessary for the approval


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

     by the MOH with respect to the right to market the Licensed Cartridges in Japan, Nephros shall at the request of Asahi cooperate with Asahi for such trial(s) and regulatory submissions. Such cooperation shall include providing Asahi with data of preclinical and clinical trials in the U.S.A as well as other countries.

Article 5. Investment and Consideration
---------------------------------------

5.1  Investment
     Within fourteen (14) days after the Effective Date, Asahi shall conclude an investment in newly issued common stock of Nephros as described in Schedule 1.

5.2  Initial License Fee
     In consideration of the right and license granted to Asahi hereunder, Asahi shall pay to Nephros the initial license fee set forth in Schedule 2.

5.3  Milestone Payment
     In consideration of the right and license granted to Asahi (including non-assertion) hereunder, Asahi shall pay to Nephros the milestone payments set forth in Schedule 3.
     It is confirmed that Asahi shall not be required to make any milestone payment set forth in this Article 5.3 during the term of this Agreement after the Licensed Key Patent becomes Invalid or expires.

5.4  Royalty

5.4.1 Running Royalty
     In consideration of the right and license granted to Asahi (including non-assertion) hereunder, Asahi shall pay to Nephros the running royalty equal to the percentage of the Net Sales as set forth in Schedule 4 in each fiscal year of Asahi (hereinafter called "Fiscal Year") within sixty (60) days after the end of such Fiscal Year.


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

5.4.2 Minimum Sales Volumes
     The minimum volumes of sales of the Payment Cartridges by Asahi in the Territory shall be as set forth in Schedule 5 and shall be adjusted to each Fiscal Year by both parties in writing after the Government Approval Date. If the actual volumes of sales of the Payment Cartridges in a Fiscal Year are less than the minimum volumes thereof, Asahi pays, instead of the running royalty set forth in Article 5.4.1 and unless the Licensed Key Patent becomes Invalid or expires, the minimum royalty equal to the applicable percentage (set forth in Article 5.4.1) of the amount calculated by multiplying the minimum volume by the average of the Net Sales in such Fiscal Year.

5.4.3 Royalty Payment
     The payment of the running royalty or the minimum royalty set forth in
     Article 5.4.1 or 5.4.2 shall be made paid in US dollars. The amounts due shall be calculated in Japanese Yen (hereinafter called JY") and then converted into USD at the Telegraphic Transfer Selling (TTS) exchange rate as quoted and published by the Bank of Mitsui-Sumitomo (or such other source as agreed to by the parties from time to time) as of the last business day of the Fiscal Year for which such payment is due.

     It is confirmed that Asahi shall not be required to make any payment set forth in Articles 5.4.1 and 5.4.2 during the term of this Agreement if the Licensed Key Patent becomes Invalid or expires.

5.4.4 Report
     Asahi shall make written reports on the running royalty set forth in
     Article 5.4.1 semi-annually within sixty (60) days after the first day of April and October of each year, stating the type of the Payment Cartridges sold, the quantity of each type and the total Net Sales of each type sold, and expressed in JY, during the period as to such payment. Within sixty
     (60) days after the first day of July and January of each year, Asahi shall provide an estimate of the sales for the preceding three months.

5.4.5 Records
     Asahi shall keep adequate and complete records of the Payment Cartridges sold with respect to which the running royalty payment is due by Asahi hereunder for three (3) years after such payment. Such records shall


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

     include all information necessary to verify the total amount and computation of such payment due Nephros hereunder, and shall, at the request of Nephros, with respect to any year ending not more than two (2) years prior to the date of such request, be open to inspection by Nephros during reasonable business hours to the extent necessary to verify the amount thereof. Such inspection shall be made not more than once each Fiscal Year of Asahi at the expense of Nephros by a Certificate Public Accountant appointed by Nephros and consented to by Asahi.

5.5  Remittance
     All payments made by Asahi to Nephros pursuant to Articles 5.1 through 5.4 shall be made in USD by telegraphic transfer to the account of Nephros at a bank to be designated in writing by Nephros.

5.6  Withholding Tax
     All payments made by Asahi to Nephros pursuant to Articles 5.2 through 5.4 shall be made free of any and all taxes of a country of the Territory as imposed on such payments. Notwithstanding the above, Asahi may deduct from such payments any and all withholding taxes paid by Asahi to such country's tax authorities. Upon such deduction, Asahi shall supply certificates to Nephros immediately upon receipt thereof.

Article 6. Licensed Patents
---------------------------

6.1 Nephros shall, through its own patent attorney and at its own cost and expense, cause to be filed and prosecuted the Licensed Patents and all future Licensed Patents which lend protection to the Licensed Cartridges in the Territory. Nephros agrees to exercise all reasonable efforts to cause such Licensed Patents to be prosecuted and all Licensed Patents issued in respect thereof to be maintained in such manner that the best possible patent protection may be obtained thereon, provided that (i) Nephros shall, in advance, consult Asahi on the steps for the filing, prosecution and/or maintenance of any Licensed Patents in the relevant patent office in the Territory and take such steps fully considering Asahi's opinion and (ii) Nephros shall keep Asahi promptly and fully informed of the course of the filing, prosecution and/or maintenance of any Licensed Patents in the


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

     Territory by providing Asahi with copies of communications between Nephros and the relevant patent office in the Territory.

6.2 The Grant of Exclusive License on the Licensed Key Patent Whenever the Licensed Key Patent is issued in Japan, Asahi shall, in the name of Nephros but at Asahi's own cost and expense, have the right to have the grant of the Exclusive License set forth in article 77 of Japanese Patent Law on the Licensed Key Patent registered with the Japanese Patent Office and Nephros shall cooperate with Asahi to register the grant of the Exclusive License on the Licensed Key Patent.

     The term "Exclusive License" shall mean "SENYO JISSIKEN" set forth in article 77 of the Japanese Patent Law, the grant, transfer (except those by inheritance or other general succession), modification or extinguishment (except those resulting from a merger or the extinguishment of the patent right) of which, or a restriction on the disposal thereof shall be of no effect unless they are registered. Asahi will, at its cost, follow the necessary procedures to cancel the registration upon termination or cancellation of this Agreement pursuant to Article 8.2.3 or 8.3.

6.3  Infringement of Licensed Patents
     In the event that either party shall become aware that any Licensed Patent is being infringed by a third party, such party shall notify the other of the facts in respect thereof.

     Asahi shall have the first right to enforce the Licensed Patents against such infringer in the name of Asahi, in the name of Nephros or in both their names. Nephros shall cooperate with Asahi as reasonably requested by Asahi in taking any such actions against such infringer.

     Asahi shall be entitled to all amounts recovered as a result or consequence of such actions up to the total amount of (i) the costs and expenses (including attorney's fee) incurred by Asahi in such actions and (ii) the running royalty paid by Asahi to Nephros hereunder.

     If Asahi does not take such action within ninety (90) days after the receipt of written notice from Nephros requiring Asahi to take such action, Nephros shall be entitled to enforce the Licensed Patents against such infringer at its own cost and shall be entitled to all amounts recovered as a result or consequence of such actions.


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

Article 7 Representation, Warranty and Indemnification
------------------------------------------------------

7.1  Representation and Warranty

7.1.1 Nephros represents and warrants that (i) it is and will during the term of Agreement be the sole and exclusive owner of the Licensed Patents and Know-How to the extent required for granting the right and license contained herein; and (ii) it has full power, right and authority to grant the right and license contained herein.

7.1.2 Asahi represents and warrants that it has full power, right and authority to enter into and carry out its obligations under this Agreement.

7.2  Disclaimer of Warranties; No Liability

     UNLESS EXPRESSLY OTHERWISE SET FORTH HEREIN, EITHER PARTY ("DISCLAIMING PARTY") SHALL NOT BE LIABLE FOR ANY LOSS OR DAMAGE ARISING OUT OF OR RESULTING FROM THE EXERCISE BY THE DISCLAIMING PARTY OF ANY RIGHT AND LICENSE GRANTED HEREUNDER, OR BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL DAMAGES UNDER ANY CIRCUMSTANCES, EXCEPT IN CASE THAT SUCH LOSS OR DAMAGE ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL ACT OF THE DISCLAIMING PARTY.
     NEPHROS HAS NO RESPONSIBILITY FOR CLAIMS OF PRODUCT LIABILITY ON THE LICENSED CARTRIDGES MANUFACTURED BY ASAHI HEREUNDER.

7.3  Third Party's Right
     Nephros agrees (i) to defend any and all claims, actions and suits alleging that the manufacture, having manufactured, use or sale of the Licensed Cartridges by Asahi in the Territory infringes any patent or other intellectual property right of any third party during the term of this Agreement, except to the extent such claims, actions and suits arise out of material modifications made by Asahi to the Licensed Technology or material breach hereof by Asahi; and (ii) to hold Asahi harmless from all loss, damage, expense and


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

     liability on account of any such infringement, provided that Nephros shall have prompt notice of the commencement of any such action or suit and full opportunity to defend the same. Asahi shall, at its expense, be entitled to participate in the defense of any such, claim action or suit through counsel selected by it.

Article 8. Term and Termination
-------------------------------

8.1 This Agreement shall be effective on the Effective Date and shall, unless earlier terminated or cancelled under Articles 8.2 or 8.3 below, remain in full force and effect for ten (10) years period from the Government Approval Date. Provided, however, that after such ten year period, Asahi has the right to retain the right and license granted to Asahi hereunder:
      (a) With the obligation to pay to Nephros the running royalty as set forth in Schedule 4 until and as long as the Licensed Key Patent remains in effect or until it becomes Invalid; and
      (b) Without any obligation to pay to Nephros any royalty or other consideration after the Licensed Key Patent expires or it becomes Invalid; or
      (c) Without any obligation to pay to Nephros any royalty or other consideration if the Licensed Key Patent has expired or becomes Invalid on or before such ten year period.

8.2  Termination

8.2.1 One party ("terminating party") shall have the right to terminate this Agreement, in the event that:
      (a) the other party fails to fulfill its obligations hereunder and that such failure is not remedied within ninety (90) days after the other party's receipt of written notice from the terminating party; or
      (b) the other party ("liquidating party") goes into liquidation, or seeks the benefit of any bankruptcy or insolvency act, or a receiver or trustee is appointed for the property or estate of the liquidating party, or the liquidating party makes an assignment for the benefit of creditors, and whether any of the aforesaid events be the outcome of the voluntary act of the liquidating party or otherwise.


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

8.2.2 The termination of this Agreement shall be without prejudice to the terminating party's right to receive all payments accrued and unpaid hereunder at the effective date of such termination as to periods prior to termination and to the remedy of the terminating party in respect of any previous breach of any of the covenants herein contained.

8.2.3 Upon termination of this Agreement by Nephros, Asahi shall have no right to manufacture or have manufactured and market the Licensed Cartridges except that Asahi may dispose of inventory on hand. Upon termination of this Agreement by Asahi, Asahi shall retain the right and licenses granted to Asahi hereunder without any payment to Nephros after such termination.

8.3  Cancellation
     If it becomes impossible or unreasonably difficult to (i) obtain the approval by the MOH set forth in Article 4.1 or (ii) manufacture or sell the Licensed Cartridges due to a reason not attributable to Asahi, Asahi has the right to cancel this Agreement during the term of this Agreement upon ninety (90) days written notice to Nephros. Upon cancellation of this Agreement, Asahi shall have no right to manufacture or have manufactured and market the Licensed Cartridges except that Asahi may dispose of inventory on hand. Cancellation of this Agreement for any reason shall not relieve Asahi of the obligation to pay, if any, all fees, payments and royalties then due up to the date of such cancellation.

Article 9. General
------------------

9.1  Force Majeure
     Neither party to this Agreement shall be liable for any delay or failure of performance that is the result of any happening or event that could not reasonably have been avoided or that is otherwise beyond its control. Such happenings or events shall include, but not be limited to: fire, flood, explosion, action of the elements, inability to obtain or shortage of material, equipment or transportation, governmental orders, regulations, restrictions, priorities or rationing, acts of God, accidents and strikes, lockouts or other labor trouble or shortage.


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

9.2  Confidentiality
     During the term of this Agreement and for a period of five (5) years thereafter or for ten (10) years after the effective date hereof, whichever is longer, each party agrees to keep confidential and not to disclose to any third party the Confidential Information (as defined below), except to the extent necessary for the commercialization of the Licensed Cartridge and for the purpose of performance of this Agreement.

     The term "Confidential Information" shall mean all technical and economic information relating to the Licensed Technology, including without limitation Licensed Patents, Know-How and Asahi's improvements thereto, which is furnished by the disclosing party to the receiving party and which is marked or otherwise identified by the disclosing party as "Confidential". If Confidential Information is disclosed between the parties in oral or other intangible form, the disclosing party shall thereafter summarize it in writing and transmit it to the receiving party within thirty (30) days from such disclosure. From Confidential Information shall be excluded any information which the receiving party can demonstrate by written records:
      (a) Was already in the receiving party's possession or control prior to the date of disclosure; or
      (b) Was on the date of disclosure to the receiving party in or thereafter enters the public domain other than as a result of disclosure by it in breach of this Agreement; or
      (c) Becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party, provided that such source has the right to disclose such information and is not prohibited by a confidentiality agreement with or other contractual, legal or fiduciary obligation of nondisclosure to the disclosing party or to another third party; or
      (d) Is independently developed by the receiving party without any breach of this Agreement.
     Notwithstanding the foregoing, a party shall be entitled to disclose the Confidential Information if required in legal proceedings; provided that the disclosing party shall provide the other party with prompt notice of any such requirement so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this


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

     Agreement, and that the disclosing party shall disclose only that portion of the Confidential Information which is legally required to be disclosed.

9.3  Press Release
     Neither party may issue any press release or make any public announcement concerning the transactions contemplated by this Agreement and the existence of this Agreement without the prior written consent of the other party, except as required by law.

9.4  Notices
     Any notices, request or other document to be given hereunder to a party hereto shall be effective when received and shall be given in writing and delivered in person or sent by overnight courier, registered or certificated mail, or postage prepaid or by telecopy (receipt confirmed) to the address of the respective party set forth below or to such other address as such party may hereafter designate by notice in accordance with this Article 9.4.

      To Nephros:
        Mr. Norman Barta
        Nephros, Inc.
        3960 Broadway
        New York, NY 10032, U.S.A.
        Phone: (212) 781-5113
        Fax: (212) 781-5166

      To Asahi:
        Mr. Kenji Nakamae
        Asahi Kasei Medical Co., Ltd.
        9-1, Kanda Mitoshirocho, Chiyoda-ku, Tokyo, Japan
        Phone: 3-3259-5890
        Fax: 3-3259-5899

     Notices shall be deemed to have been given on the date of receipt if delivered in person or sent by telecopy, or on the tenth business day after posting if sent by overnight courier, registered or certified mail, or postage prepaid.


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

9.5  Assignment
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assignees; provided that neither of the parties hereto may assign or transfer its rights or obligations hereunder to an entity that is a direct competitor with the other party without the prior written consent of the other party hereto, and that it is understood that each party hereto may assign or transfer its rights or obligations hereunder to its affiliate (as defined below) and any entity that is not a direct competitor with the other party without prior written consent of the other party hereto.

     The term "affiliate" shall mean an entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, a party hereto on the Effective Date. As used in the above, " control" means the ability to own directly or indirectly fifty percent (50%) or more of the issued and outstanding capital stock having the right to vote for the election of directors.

9.6  Entire Agreement
     This Agreement supersedes all prior agreements, understandings, representations, and statements, if any, regarding the subject matter contained herein, whether oral or written (with the exception of the CONFIDENTIALITY AGREEEMNT set forth in second Whereas hereof) and no amendment of this Agreement shall be valid and binding upon the parties unless made in writing and signed on behalf of each of such parties by their respective authorized officers.

9.7  Severability
     If any provision or provisions of this Agreement shall be held to be illegal, invalid or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.8  Waiver
     The waiver of any default under this Agreement by either party shall not constitute a waiver of any rights for any subsequent default.


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

9.9  Governing Law
     This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, U.S.A., without regard to conflicts of laws principles thereof.

9.10 Arbitration
     In the event of any dispute arising in connection with this Agreement, the parties will endeavor to negotiate a mutually satisfactory solution. If such solution cannot be reached, the dispute shall, at either party's advance written demand, be finally settled by arbitration in accordance with the rules of Conciliation and Arbitration of the International Chamber of Commerce. Nephros and Asahi shall each appoint one arbitrator and these two arbitrators shall appoint the third. If the two arbitrators cannot agree on the third arbitrator, he shall then be appointed in accordance with such Rules. The arbitration shall take place: (a) in New York, U.S.A. if the arbitration is demanded by Asahi; and (b) in Tokyo, Japan if the arbitration is demanded by Nephros. The arbitration shall be held in the English language.

9.11 Counterparts
     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.




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


IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Nephros, Inc.

By: /s/ Norman J. Barta
    --------------------------------------

Title:   CEO
       -----------------------------------

Date:   25 Feb. 05
       -----------------------------------

Asahi Kasei Medical Co., Ltd.

By: /s/ Kenji Nakamae
    ---------------------------------------

Title:   President
      -------------------------------------

Date: March 2nd, 2005
     --------------------------------------




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